**** IMPORTANT ****

Dear Sterling Bancorp Shareholder:	April 18, 2012

Enclosed you will find additional proxy materials relating to Sterling Bancorp’s Annual Meeting of Shareholders to be held on May 3, 2012.

Your broker will not be able to vote your shares with respect to most of the proposals being voted on if you do not provide instructions to your broker. We strongly encourage you to submit your enclosed voting form and exercise your right to vote.

Because we have not yet heard from you, we are sending you this reminder notice, and we urge you to vote your shares immediately. As a shareholder, you have the right to vote over the Internet or by telephone, and we are asking you to do so now to save Sterling Bancorp further expense and to ensure that your vote is counted. Instructions on how to vote over the Internet or by telephone are enclosed is this package.

Your shares cannot be voted at the Annual Meeting on the election of directors, the advisory vote on executive compensation, the say when on pay proposal or the stockholder proposal unless you either sign and return the enclosed voting form or vote over the Internet or by telephone.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted as recommended by the Board of Directors:

“FOR” the election of each of the named nominees for directors;

“FOR” the ratification of the appointment of auditors;

“FOR” the advisory approval of the compensation of the Company’s named executive officers;

For “1 YEAR” on the say when on pay proposal; and

“AGAINST” the shareholder proposal.

**** PLEASE VOTE TODAY ****

Thank you for your investment in Sterling Bancorp and for voting your shares. If you have any questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 800-607-0088.

Sincerely,

Sterling Bancorp